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                                                                EXHIBIT 10(r)(i)


                                          April 24, 1997

Mr. M. Jeffrey Branman
229 South Mountain Avenue
Montclair, New Jersey 07047

Dear Mr. Branman:

        You and Woolworth Corporation (the "Company") are parties to a Senior Executive Severance Agreement dated as of April 24, 1997 (the "Agreement"). In that regard, you and the Company have agreed that in the event of the termination of your employment with the Company in a manner that would cause you to qualify for a Severance Benefit under the provisions of the Agreement, the Company would make certain additional payments to you, as set forth herein.

        1. Capitalized terms used herein that are defined in the Agreement shall have the meanings provided for in the Agreement, unless otherwise defined herein. As used herein, the term "Total Severance Payment" shall be an amount equal to the sum of: (i) your annual base salary at the time of the termination of your employment by the Company, (ii) the amount of the target bonus expected to be earned by you under the Company's Annual Incentive Compensation Plan for the fiscal year of the Company in which your termination of employment occurs, and (iii) $200,000.

        2. In the event your employment with the Company is terminated under circumstances that would entitle you to the payment of a Severance Benefit under the provisions of Section 3 of the Agreement, you will be entitled to additional payments, as follows:

        a. If the payment made to you under the provisions of Section 3(a) of the Agreement (the "Initial Payment") does not equal 50 percent of the Total Severance Payment, the Company shall pay you an additional amount so that the Initial Payment and such additional payment shall equal 50 percent of the Total Severance Payment. Such additional payment shall be made to you at the same time and in the same manner, and with interest payable thereon under the same circumstances and in the same manner, as the Initial Payment.

        b. If a payment is made to you under the provisions of Section 3(b) of the Agreement (the "Subsequent Payment") and the Subsequent Payment does not equal 50 percent of the Total Severance Payment, the Company shall pay you an additional amount so that the Subsequent Payment and such additional payment shall equal 50 percent of the Total Severance Payment. Such additional payment shall be made to you at the same time and in the same manner, and with interest payable thereon under the same circumstances and in the same manner, as the Subsequent Payment.
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        3. In the event that at the time of your termination of employment the term of the Agreement has not been renewed pursuant to the provisions of Section 2 thereof, (i) your eligibility for the payment described in paragraph 2(a) hereof shall be determined by whether you would be entitled to a payment under the provisions of Section 3(a) of the Agreement if the Agreement were then in effect; (ii) your eligibility for the payment described in paragraph 2(b) hereof shall be determined by whether you would be entitled to a payment under the provisions of Section 3(b) of the Agreement if the Agreement were then in effect; and (iii) the amounts paid to you under the provisions of paragraphs 2(a) and 2(b) hereof shall be calculated as if the Initial Payment and the Subsequent Payment, in each instance, were in the amount of $1.00.

        4. Notwithstanding the provisions of Sections 1(i) and 3(c) of the Agreement, you shall not be considered to have engaged in Competition during the one year period following termination of your employment with the Control Group solely as a result of your providing investment banking advice or services to a business in competition with any business conducted by any member of the Control Group; provided, however, that such investment banking services or advice do not involve (i) representing or assisting any person or group of persons for the purpose of seeking control of or influencing the management, business, or policies of, the Company or (ii) any transaction to which the Company, or any subsidiary or affiliate of the Company, is a party and where you are personally providing investment banking advice or services to the counter-party with respect to its transaction with the Company. Notwithstanding the provisions of the preceding sentence, nothing herein shall prohibit a firm with which you are affiliated from providing such advice or services provided that you personally adhere to the provisions of this paragraph.

        5. Clause (iii) of Section 1(k) of the Agreement apply only to your bonus classification level under the Annual Incentive Compensation Plan.

        6. Any dispute or controversy arising under or in connection with this letter agreement shall be settled exclusively by arbitration, conducted in the same manner, and as part of the same proceeding, if any, as provided for under the provisions of Section 16 of the Agreement.

        Please sign and return the copy of this letter enclosed for that purpose to indicate your agreement with the foregoing.

                                                   Yours truly,

                                                   WOOLWORTH CORPORATION


                                            By:    /s/ Dale W. Hilpert
Accepted and Agreed:                               -------------------
                                                   Dale W. Hilpert
/s/ M. Jeffrey Branman
M. Jeffrey Branman
Date: